Exhibit 99.1
For Immediate Release
For More Information Contact:
William Warren
703-480-5672
warren.william@orbimage.com
ORBIMAGE ANNOUNCES RESULTS FOR FIRST NINE MONTHS OF 2005
(Dulles, VA, November 14, 2005) ORBIMAGE Holdings Inc. (OTCPK: ORBM) today announced its financial results for the third quarter of 2005 and for the nine months ended September 30, 2005.
Total revenues for the third quarter of 2005 and 2004 were $11.2 million and $8.9 million, respectively. Total revenues for the nine months ended September 30, 2005 and 2004 were $28.4 million and $20.7 million, respectively. Net loss for the third quarter of 2005 was $9.5 million, or $0.55 per share, compared to $6.1 million, or $0.95 per share, for the third quarter of 2004. Net loss for the nine months ended September 30, 2005 was $20.5 million, or $1.29 per share, compared to $19.0 million, or $2.97 per share, for the nine months ended September 30, 2004.
“While we are pleased that our third quarter 2005 revenues reached a record level, we are disappointed with the pace of our revenue increase this year,” said ORBIMAGE’s President and Chief Executive Officer Matthew O’Connell. “Our revenues increased substantially on a year to year basis, but they have developed much more slowly than we had anticipated for a number of reasons. The principal delay was in the international arena. Many international customers have delayed purchasing decisions for long term contracts pending the outcome of the industry consolidation that is currently underway. At this point, we believe our annual 2005 revenues will be approximately $40 million, a significant improvement over 2004 but below the $50 million to $60 million range we had anticipated in May. We have been very careful about our spending, however, and have largely mitigated the revenue shortfall through rigorous cost containment. As a result, we believe our operating loss for 2005 will be consistent with our prior guidance, and expect it to be in the range of $(12) million to $(8) million, including approximately $24 million of depreciation and amortization expenses. On the positive side, the construction of our OrbView-5 satellite continues to progress on schedule and within budget. Once the acquisition of Space Imaging is completed, we believe our ability to promote the combined capabilities and product portfolios of the two companies will increase our ability to enter into long-term agreements with potential international customers because of our ability to offer multiple sources of imagery currently and a long term solution once OV-5 is operational. We have met with almost all of the international and domestic customers since the announcement of our acquisition of Space Imaging to present the combined capabilities of ORBIMAGE post acquisition and we are in discussions with a number of them about upgrading their systems for dual capabilities and extended imagery buys. As a result of those meetings, I am more excited than ever about the long-term prospects of our company and our position as the leader in this important segment of the defense and intelligence industry.”

Operating Results
The following table presents ORBIMAGE’s summary reported results (unaudited) for the third quarter and year-to-date periods (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$11,197	$8,891	$28,357	$20,650

Loss from operations	(1,634)	(3,564)	(8,278)	(11,474)

Net loss	(9,548)	(6,140)	(20,516)	(18,957)

Loss per common share — basic and diluted	(0.55)	(0.95)	(1.29)	(2.97)

Weighted average shares outstanding – basic and diluted	17,291,587	6,497,292	15,849,818	6,388,335
Revenues for the three months ended September 30, 2005 were approximately $11.2 million as compared to $8.9 million in the same period in 2004. Revenues for the nine months ended September 30, 2005 were approximately $28.4 million, compared to $20.6 million for the same period in 2004. Approximately $1.1 million of the increase in third quarter 2005 revenues resulted from the recognition of revenue associated with infrastructure enhancements under the NGA ClearView program that were completed subsequent to the third quarter and are being recognized over the remaining term of the contract. The remaining increase was principally generated from volume increases in value added production services performed on behalf of NGA along with increased subscription sales of SeaStar imagery generated from the OrbView-2 satellite for commercial customers. The increase in 2005 year-to-date revenues as compared to 2004 was primarily due to commencement of OrbView-3 operations for the U.S. Government effective in March 2004 under the NGA ClearView program for imagery and infrastructure enhancements, and in June 2004 for production services. The timing of the commencement of these activities resulted in a $6.8 million increase in 2005 revenues over 2004. The remaining increase resulted from the commencement of OrbView-3 operations for international customers in the second quarter of 2004. The Company recognized revenues generated from OrbView-3 products and services of $9.3 million and $6.7 million for the three months ended September 30, 2005 and 2004, respectively, and $23.7 million and $14.5 million for the nine months ended September 30, 2005 and 2004, respectively.
Loss from operations for the third quarter of 2005 was $1.6 million as compared to $3.6 million in the same period in 2004, which is mainly attributable to increased sales as noted above. Loss from operations for the nine months ended September 30, 2005 was $8.3 million as compared to $11.5 million in 2004. The decrease in this loss from the prior year is attributable to the generation of revenues from the OrbView-3 satellite for a full nine month period in 2005 versus a seven month period in 2004. Total depreciation expense recorded for the OrbView-3 satellite and related ground system assets was $16.1 million in 2005 and $13.6 million in 2004.
Net loss for the third quarter of 2005 was $9.5 million versus a net loss of $6.1 million in the same 2004 period. Net loss for the first nine months of 2005 was $20.5 million versus a net loss of $19.0 million a year ago. ORBIMAGE recorded net interest expense of $5.8 million and $2.6 million during the three months ended September 30, 2005 and 2004, respectively, and $9.5 million and $7.5 million during the nine months ended September 30, 2005 and 2004, respectively. The third quarter 2005 amount principally represents interest expense of $7.0 million incurred on the Company’s Senior Floating Rate Notes, offset by interest income of approximately $1.3 million. The 2004 amount represents interest expense incurred on the Company’s Senior Notes and Senior Subordinated Notes, both of which were repaid during 2005. The 2005 year-to-date amount principally represents interest expense of $7.0 million incurred on the Senior Floating Rate Notes and interest expense of $3.7 million incurred on the Senior Notes and Senior Subordinated Notes, offset by interest income of approximately $2.3 million. The 2004 amount represents interest expense incurred on the Company’s Senior Notes and Senior Subordinated Notes. During the third quarter of 2005, the Company recorded a loss of $2.1 million associated with the early extinguishment of its Senior Subordinated Notes. ORBIMAGE also recorded a loss of $0.6 million associated with the early extinguishment of the Senior Notes in the first quarter of 2005.
Cash Flow and Leverage
As of September 30, 2005, ORBIMAGE had $253.3 million of cash and cash equivalents. Net cash provided by operating activities for the nine months ended September 30, 2005 was $92.1 million. During 2005, ORBIMAGE received approximately $75.6 million of milestone payments from the National Geospatial-Intelligence Agency (“NGA”) related to the construction of the OrbView-5 satellite. Net cash used for investing activities were $119.4 million for the first nine months of 2005. Capital expenditures for the first nine months of 2005 were $112.7 million, much of which represents expenditures associated with the OrbView-5 satellite and related systems. ORBIMAGE also used approximately $6.7 million for the initial payment and other acquisition-related costs associated with the purchase of Space Imaging.
Net cash provided by financing activities were $220.0 million for the first nine months of 2005. During the first quarter ORBIMAGE received approximately $74.0 million of proceeds from the exercise of warrants by certain of its investors and from the issuance of shares in conjunction with a subscription rights offering which concluded in March 2005. Approximately $22.2 million of the warrant proceeds were used to redeem the Senior Notes on March 31, 2005 as discussed above. On June 29, 2005, ORBIMAGE Holdings Inc. issued $250 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012 (the “Notes”). The Notes were offered in a private placement to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The purpose of the offering was to contribute the proceeds to the capital of its wholly-owned subsidiary, ORBIMAGE Inc., to be used for construction costs for the OrbView-5 satellite, to mandatorily redeem all of the outstanding Senior Subordinated Notes of ORBIMAGE Inc. that were to mature in 2008 and for general working capital purposes. The Notes bear interest at a rate per annum, reset semi-annually, equal to the greater of nine-month LIBOR or three percent, plus a margin of 9.5 percent. ORBIMAGE Holdings entered into an interest rate swap arrangement pursuant to which it has fixed its effective interest rate under the Notes at 13.75 percent through July 1, 2008.

ORBIMAGE HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$11,197	$8,891	$28,357	$20,650

Direct expenses	9,685	9,162	27,843	24,997

Gross profit (loss)	1,512	(271)	514	(4,347)

Selling, general and administrative expenses	3,146	3,293	8,792	7,127

Loss from operations	(1,634)	(3,564)	(8,278)	(11,474)

Interest expense, net	5,795	2,576	9,480	7,483

Loss from early extinguishment of debt	2,119	—	2,758	—

Loss before benefit for income taxes	(9,548)	(6,140)	(20,516)	(18,957)

Benefit for income taxes	—	—	—	—

Net loss	$(9,548)	$(6,140)	$(20,516)	$(18,957)

Loss per common share — basic and diluted	$(0.55)	$(0.95)	$(1.29)	$(2.97)

Weighted average shares outstanding – basic and diluted	17,291,587	6,497,292	15,849,818	6,388,335

ORBIMAGE HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share data)

	September 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$253,318	$60,565
Receivables net of allowances of $127 and $126, respectively	8,444	12,148
Other current assets	3,634	2,612

Total current assets	265,396	75,325

Property, plant and equipment, at cost, less accumulated depreciation of $6,635 and $3,751, respectively	27,455	18,263
Satellites and related rights, at cost, less accumulated depreciation and amortization of $32,687 and $18,142, respectively	221,483	116,640
Goodwill	28,490	28,490
Other assets	26,092	10,428

Total assets	$568,916	$249,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$13,484	$3,970
Amounts payable to subcontractors	62,984	47,545
Deferred revenue	1,113	2,234
Other current liabilities	1,561	—

Total current liabilities	79,142	53,749

Long-term debt	245,182	85,018
Deferred revenue, net of current portion	100,791	24,491
Other noncurrent liabilities	3,811	—

Total liabilities	428,926	163,258

Stockholders’ equity :
Common stock, par value $0.01; 25,000,000 shares authorized; 17,434,889 shares and 9,917,078 shares issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	174	99
Additional paid-in-capital	186,043	112,373
Unearned compensation	(765)	(1,845)
Accumulated deficit	(45,255)	(24,739)
Accumulated other comprehensive loss	(207)	—

Total stockholders’ equity	139,990	85,888

Total liabilities and stockholders’ equity	$568,916	$249,146

ORBIMAGE HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(20,516)	$(18,957)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	18,665	16,090
Interest paid in kind	—	7,559
Stock compensation	1,080	2,027
Loss on early extinguishment of debt	2,758	—
Changes in assets and liabilities:
Decrease (increase) in receivables and other current assets	3,992	(7,277)
Decrease in other assets	992	—
Increase (decrease) in accounts payable and accrued expenses	9,512	(1,331)
Increase in deferred revenue	75,627	1,295

Net cash provided by (used in) operating activities	92,110	(594)

Cash flows from investing activities:
Capital expenditures	(112,693)	(1,060)
Acquisition of Space Imaging	(6,688)	—

Net cash used in investing activities	(119,381)	(1,060)

Cash flows from financing activities:
Issuance of long-term debt	245,000	—
Extinguishment of long-term debt	(85,016)	—
Long-term debt repayment and issuance costs	(13,706)	—
Issuance of common stock	73,746	—

Net cash provided by financing activities	220,024	—

Net increase (decrease) in cash and cash equivalents	192,753	(1,654)

Cash and cash equivalents, beginning of period	60,565	14,405

Cash and cash equivalents, end of period	$253,318	$12,751

Supplemental cash flow information:
Interest paid	$4,295	$—

Payments made in conjunction with Chapter 11 reorganization	$—	$1,040

Non-cash items:
Capital expenditures	$(67,625)	$—
Amounts payable to subcontractors	62,984	—
About ORBIMAGE:
ORBIMAGE is a leading global provider of earth imagery products and services, with digital remote sensing satellites and an integrated worldwide image receiving, processing and distribution network. On September 16, 2005, ORBIMAGE announced an agreement in principle to acquire Space Imaging. When the Space Imaging acquisition is completed, the combined company will be the largest commercial remote sensing company in the world.
ORBIMAGE currently operates the high resolution OrbView-3 satellite, which is capable of measuring, mapping and monitoring objects smaller than automobiles and spectrally differentiating thousands of land use/land cover types. In addition to OrbView-3, ORBIMAGE also operates the OrbView-2 ocean and land multispectral imaging satellite and the SeaStar

Fisheries Information Service, which provides maps derived from essential oceanographic information to aid in commercial fishing. The company is currently building a next-generation satellite, OrbView-5, to support the National Geospatial Intelligence Agency’s NextView image acquisition program.
ORBIMAGE also produces value-added imagery products and provides advanced photogrammetric engineering services at its St. Louis facility. The company distributes its products directly to the U.S. government for national security and related mapping applications. Commercial sales are handled primarily through a worldwide network of value-added resellers, regional distributors, sales agents and select strategic partners.
For more information about ORBIMAGE, please see our web site at www.orbimage.com
###
This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. ORBIMAGE’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the remote sensing industry, the level of new commercial imagery orders, production rates for advanced image processing, the level of defense spending, competitive pricing pressures, start-up costs and possible overruns on new contracts, and technology and product development risks and uncertainties. Please refer to our press release dated May 4, 2005 for additional detail regarding these risks and uncertainties.